EXHIBIT 11

RESEARCH INDUSTRIES CORPORATION AND SUBSIDIARIES

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                             Nine Months Ended March 31,
                                                 1995          1994

PRIMARY
     Average shares outstanding                 9,212,000     9,267,000
     Net effect of dilutive stock options
based on treasury                                 *             *
      stock method using average market
price


Total                                           9,212,000     9,267,000



Net income                                     $5,073,338    $3,941,758



Earning per share                                    $.55          $.43





FULLY DILUTED
     Average shares outstanding                 9,212,000     9,267,000
     Net effect of dilutive stock options
based on the treasury
      stock method using period-end market        *             *
price


Total                                           9,212,000     9,267,000



Net income                                     $5,073,338    $3,941,758



Earnings per share                                   $.55       $.43




* Effect of common stock equivalents was not material and therefore not included.